Exhibit 99.1

Schlumberger Announces Third-Quarter 2010 Results

Houston, October 22, 2010 – Schlumberger Limited (NYSE:SLB) today reported third-quarter 2010 revenue of $6.85 billion versus $5.94 billion in the second quarter of 2010, and $5.43 billion in the third quarter of 2009.

Net income attributable to Schlumberger, excluding charges and credits, was $875 million—an increase of 7% sequentially and 11% year-on-year. Diluted earnings-per-share, excluding charges and credits, was $0.70 versus $0.68 in the previous quarter, and $0.65 in the third quarter of 2009.

During the third quarter of 2010, Schlumberger recorded a gain of $0.98 per share on its investment in M-I SWACO as a result of the merger with Smith International, Inc. (Smith), which was offset in part by restructuring and merger-related charges of $0.30 per share. These items resulted in a net after-tax credit of $859 million. Diluted earnings-per-share, including charges and credits, was $1.38 versus $0.68 in the previous quarter, and $0.65 in the third quarter of 2009.

Oilfield Services revenue of $5.54 billion increased 2% sequentially and 12% year-on-year. Pretax segment operating income of $1.10 billion was up 3% sequentially and 6% year-on-year.

WesternGeco revenue of $478 million increased 1% sequentially and 3% year-on-year. Pretax segment operating income of $40 million decreased 14% sequentially and 34% year-on-year.

The third-quarter 2010 results reflect one month of activity from the acquired Smith businesses which contributed revenue of $810 million and pretax operating income of $84 million. The merger was dilutive to the third-quarter 2010 earnings-per-share by just under $0.02.

Schlumberger Chairman and CEO Andrew Gould commented, “The sequential revenue increase was largely driven by strong improvements in US land and Canada, which more than offset a sharp decline in the US Gulf of Mexico as the deepwater drilling moratorium took full effect. Favorable activity, coupled with robust pricing power for pressure pumping and the effects of our restructuring efforts led to a major improvement in margins.

Outside North America activity was mixed. Solid improvements were recorded in Asia, Russia, the North Sea, and West & South Africa, which offset continued weakness in North Africa and the Gulf of Guinea. Latin America performed well in all GeoMarkets except Mexico where budget constraints, weather and security concerns led to major reductions in IPM project activity.

At the end of the quarter, WesternGeco began a marine seismic acquisition and processing contract to acquire both wide-azimuth and conventional 3D surveys utilizing four vessels to explore for deep subsalt oil and gas reservoirs in the Red Sea.

We expect the fourth quarter to show continued strong activity in North America on land, but we do not expect any rapid return to deepwater drilling in the US Gulf of Mexico despite the lifting of the moratorium. Further clarification of the new rules and liabilities under which activity will be conducted will be necessary before any major increase takes place. Our restructuring efforts will continue to deliver margin improvements.

Outside North America, the delays induced by the knock-on effect of the Macondo well are now being reabsorbed. This and the recent strength in oil prices give us some optimism that the rate of recovery overseas will accelerate slightly. The normal seasonal declines in Russia will be present in the fourth quarter and the future of operations in Mexico will remain uncertain until next year.

WesternGeco will show improvement in the fourth quarter due to increased US Gulf of Mexico multiclient sales.

We are very pleased with the rapid progress that is being made on the integration of Smith and M-I SWACO. The integration teams and Area coordinators are rapidly indentifying both revenue and cost synergy opportunities that augur well for 2011. The enthusiasm of the employees of all the companies is obvious and constructive.

Recent robust demand increases as well as predictions of higher demand in 2011 will continue to support oil prices and activity—absent any further deterioration of the world economy. Further demand increases for natural gas will be necessary to sustain the current level of North American gas drilling activity beyond a certain point in time.”

Other Events:

•

On August 27, 2010, Schlumberger closed its merger with Smith. Each Smith stockholder received 0.6966 shares of Schlumberger common stock in exchange for each Smith share, with cash paid in lieu of any fractional shares of Schlumberger common stock. Schlumberger has issued approximately 176 million shares pursuant to the merger, representing a transaction value of over $11 billion.

•

During the quarter, Schlumberger repurchased 6.8 million shares of its common stock at an average price of $57.91 for a total purchase price of $396 million under the stock repurchase program approved by the Schlumberger Board of Directors on April 17, 2008.

•	The impact of the deepwater drilling moratorium in the US Gulf of Mexico on Schlumberger third-quarter earnings-per-share was approximately $0.02 to $0.03.

Consolidated Statement of Income

(Stated in millions, except per share amounts)

	Third Quarter		Nine Months
Periods Ended September 30	2010	2009	2010	2009
Revenue	$6,845	$5,430	$18,379	$16,958
Interest and other income, net(1)	54	74	169	211
Gain on investment in M-I SWACO	1,270	—	1,270	—
Expenses
Cost of revenue(2)	5,379	4,144	14,297	12,848
Research & engineering	240	198	662	585
General & administrative	167	128	456	390
Merger & integration(2)	97	—	136	—
Restructuring & other(2)	299	—	299	238
Interest	47	54	146	169

Income before taxes	1,940	980	3,822	2,939
Taxes on income (2)	209	191	600	595

Net Income	1,731	789	3,222	2,344
Loss (Net Income) attributable to the noncontrolling interests	3	(2)	2	(6)

Net Income attributable to Schlumberger(2)	$1,734	$787	$3,224	$2,338

Diluted earnings per share of Schlumberger	$1.38	$0.65	$2.63	$1.93

Average shares outstanding	1,249	1,200	1,212	1,198
Average shares outstanding assuming dilution	1,258	1,218	1,227	1,214

Depreciation & amortization included in expenses(3)	$709	$613	$1,967	$1,848

1)	Includes interest income of:

Third quarter 2010 - $12 million (2009 - $15 million)

Nine months 2010 - $43 million (2009 - $51 million)

2)	See page 6 for details of charges & credits.
3)	Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet

(Stated in millions)

Assets	Sept. 30, 2010	Dec. 31, 2009
Current Assets
Cash and short-term investments	$2,625	$4,616
Receivables	8,600	6,088
Other current assets	5,221	2,946

	16,446	13,650
Fixed income investments, held to maturity	600	738
Fixed assets	11,900	9,660
Multiclient seismic data	378	288
Goodwill	13,671	5,305
Other intangible assets	5,248	786
Other assets	1,611	3,038

	$49,854	$33,465

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$6,308	$5,003
Estimated liability for taxes on income	1,217	878
Short-term borrowings and current portion of long-term debt	1,916	804
Convertible debentures	—	321
Deferred taxes	334	—
Dividend payable	286	253

	10,061	7,259
Long-term debt	4,820	4,355
Postretirement benefits	1,192	1,660
Deferred taxes	1,557	—
Other liabilities	1,108	962

	18,738	14,236
Equity	31,116	19,229

	$49,854	$33,465

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of Net Debt follow:

(Stated in millions)

Nine Months	2010
Net Debt, January 1, 2010	$(126)
Net income	3,222
Depreciation and amortization	1,967
Gain on M-I SWACO investment	(1,270)
Non-cash charges	144
Pension and other postretirement benefits expense	224
Excess of equity income over dividends received	(79)
Stock-based compensation expense	145
Increase in working capital	(602)
Capital expenditure	(1,907)
Multiclient seismic data capitalized	(241)
Dividends paid	(757)
Proceeds from employee stock plans	292
Stock repurchase program	(1,268)
Net debt assumed in merger with Smith	(1,829)
Geoservices acquisition, net of debt acquired	(1,033)
Other business acquisitions	(154)
Conversion of debentures	320
Pension and other postretirement benefits funding	(615)
Other	47
Translation effect on net debt	9

Net Debt, September 30, 2010	$(3,511)

Components of Net Debt	Sept. 30, 2010	Dec. 31, 2009
Cash and short-term investments	$2,625	$4,616
Fixed income investments, held to maturity	600	738
Short-term borrowings and current portion of long-term debt	(1,916)	(804)
Convertible debentures	—	(321)
Long-term debt	(4,820)	(4,355)

	$(3,511)	$(126)

Charges & Credits

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this Third-Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

(Stated in millions, except per share amounts)

	Third Quarter 2010
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification

Net Income attributable to Schlumberger, as reported	$1,940	$209	$(3)	$1,734	$1.38

Restructuring and Merger-related Charges:
Severance and other (1)	90	13	—	77	0.06	Restructuring & other
Impairment relating to WesternGeco’s first-generation Q-Land acquisition system (2)	78	7	—	71	0.06	Restructuring & other
Other WesternGeco-related charges (3)	63	—	—	63	0.05	Restructuring & other
Professional fees and other	56	1	—	55	0.04	Merger & integration
Merger-related employee benefits	41	6	—	35	0.03	Merger & integration
Mexico restructuring (4)	40	4	—	36	0.03	Restructuring & other
Inventory fair value adjustments (5)	38	14	—	24	0.02	Cost of revenue
Repurchase of bonds (6)	28	10	—	18	0.01	Restructuring & other

Total restructuring and merger-related charges	434	55	—	379	0.30

Gain on investment in M-I SWACO (7)	(1,270)	(32)	—	(1,238)	(0.98)	Gain on Investment in M-I SWACO

Net Income attributable to Schlumberger, excluding charges and credits	$1,104	$232	$(3)	$875	$0.70

(1)

Severance costs related to recent actions to rationalize support costs across the organization as well as costs associated with the restructuring of North America land operations to provide greater operating efficiency.

(2)	Impairment charge related to WesternGeco’s first-generation Q-Land system assets as a result of the recent successful introduction of UniQ, a new-generation single-sensor land acquisition system.
(3)

Primarily relates to the early termination of a vessel lease associated with WesternGeco’s electromagnetic service offering as well as related assets, including a $30 million impairment related to an equity-method investment.

(4)	Early termination of rig contracts and workforce reductions in Mexico due to the slowdown of project activity.
(5)	Amortization of purchase accounting fair value adjustments associated with the Smith acquired inventory.
(6)	Premium and related costs associated with the repurchase of $352 million of Schlumberger’s $650 million 6.5% Notes due 2012.
(7)

Schlumberger’s gain as a result of remeasuring its previously held 40% equity interest in M-I SWACO. Generally Accepted Accounting Principles require that an acquirer remeasure its previously held equity interest in an acquiree at the acquisition date fair value and recognize the resulting gain or loss in earnings.

The first quarter of 2010 included pretax and after-tax charges of $40 million ($0.03 per share) for a reduction in future tax deductions relating to the Medicare Part D subsidy and $35 million ($0.03 per share) for merger-related transaction costs.

The second quarter of 2009 included pretax charges of $102 million ($85 million after-tax or $0.07 per share) relating to workforce reductions and $136 million ($122 million after-tax or $0.10 per share) relating to non-cash pension and other postretirements curtailment charge.

There were no charges or credits recorded in the second quarter of 2010, third quarter of 2009 or first quarter of 2009.

Business Review

(Stated in millions)

	Three Months Ended
	Sept. 30, 2010		June 30, 2010
	Revenue	Income Before Taxes	Revenue	Income Before Taxes

Oilfield Services
North America	$1,259	$219	$1,115	$116
Latin America	1,071	159	1,144	205
Europe/CIS/Africa	1,734	317	1,740	319
Middle East & Asia	1,402	425	1,371	427
Other	71	(18)	66	7

	5,537	1,102	5,436	1,074
WesternGeco	478	40	476	47
M-I SWACO	383	48	—	—
Smith Oilfield	228	27	—	—
Distribution	199	9	—	—

	6,825	1,226	5,912	1,121
Corporate & Other	20	(81)	25	(91)
Interest Income	—	10	—	11
Interest Expense	—	(51)	—	(48)
Charges & Credits	—	836	—	—

	$6,845	$1,940	$5,937	$993

The above revenue and income before tax figures for M-I SWACO, Smith Oilfield and Distribution reflect one month of activity.

Interest income and interest expense exclude interest that is included in the segments’ results.

Oilfield Services

Third-quarter revenue of $5.54 billion was 2% higher sequentially and 12% higher year-on-year. Sequentially, North America Area revenue increased on strong activity and increased pricing in US land and on the seasonal rig count recovery in Canada. These effects were partially offset by the impact of the deepwater drilling moratorium in the US Gulf of Mexico. In the Middle East & Asia Area, revenue grew from strong exploration-related services and drilling activity in the Qatar and East Asia GeoMarkets. Europe/CIS/Africa Area revenue was sequentially flat as increased activity in the West & South Africa and North Sea GeoMarkets and the inclusion of a full quarter of Geoservices activity was offset by weakness in the North Africa and Nigeria & Gulf of Guinea GeoMarkets. These increases were partially offset by a decrease in Latin America Area revenue due to client budget constraints and poor weather conditions in the Mexico/Central America GeoMarket, which severely impacted Integrated Project Management (IPM) activity.

Among the Technologies, revenue growth was driven by strong demand for Well Services products and services—particularly in North America. The quarter’s results also benefited from the inclusion of a full quarter of Geoservices activity.

Third-quarter pretax operating income of $1.10 billion increased 3% sequentially and 6% year-on-year. Pretax operating margin of 19.9% was flat sequentially as strong performance in North America from land activity offset the combined impacts of the drilling moratorium in the US Gulf of Mexico and the severe slowdown in Mexico/Central America.

Schlumberger unveiled a number of new technologies and services at the Society of Petroleum Engineers Annual Technical Conference and Exposition in Florence, Italy, in September 2010. Among these, the unique Wireline Dielectric Scanner* multifrequency dielectric dispersion service, which has already run 250 jobs in 20 countries during its introductory phase, enables the determination of residual oil saturation in carbonate reservoirs, hydrocarbon volume in low-resistivity or low-contrast shaly and laminated sand formations, and hydrocarbon volume and mobility in heavy oil reservoirs. A second new technology, the Testing Services Quartet* high-performance downhole reservoir testing system allows clients to isolate, control, measure and sample reservoir tests in a single run using a downhole assembly one-fourth the length of conventional technology configurations. Schlumberger also announced the release of Merak Peep* 2010 software, the cornerstone of the Merak suite of best-in-class economics, planning and reserves management software. The 2010 release, which delivers a complete refresh of the application allowing clients to proactively respond to complex operational conditions and rapidly answer business challenges, was developed in collaboration with 15 oil and gas companies, majors, nationals and independents.

On October 5, 2010, Eurasia Drilling Company Limited (Eurasia) and Schlumberger announced the signing of a Letter of Intent to sell and purchase each other’s drilling and service assets. Schlumberger will sell all drilling, sidetrack and workover rigs mainly operating in West Siberia to Eurasia, while Eurasia will sell its drilling services businesses to Schlumberger. These businesses include the directional drilling, measurement-while-drilling, cementing, and drilling fluids services to support 80 rigs. In addition, Schlumberger and Eurasia have agreed to enter a strategic alliance upon completion of the transaction whereby Schlumberger becomes the preferred supplier of drilling services to Eurasia for up to 200 rigs for a 5-year period.

In China, Husky Oil China Ltd. has awarded the lower sandface completions, pumping services, upper completions and subsea landing strings on the Liwan field to Schlumberger as well as the completion fluids contract to M-I SWACO under three-year contracts. This is the first deepwater development project in China. The Liwan natural gas field, discovered in 2006 in the South China Sea, presented several development challenges with multiple Schlumberger services including wireline logging, measurement- and logging-while-drilling, tubing-conveyed perforating, drill-stem testing and coiled-tubing services together with M-I SWACO drilling fluids and Geoservices mud logging being deployed. During field appraisal, design reviews between Husky and Schlumberger determined the best completion methodology for the field and collaboration between Schlumberger Completions, Well Services, Testing Services and M-I SWACO led to a cost-effective and optimized design that met customer requirements.

In northeast Brazil, independent operator OGX awarded Schlumberger and Smith an integrated drilling services contract to drill two exploration wells in a new frontier in the Parnaiba Basin. Efficient timing in addition to synergies between Schlumberger, Smith and OGX on the ongoing integrated drilling services contract were important considerations in the award. The contract includes project coordination, well engineering, round-the-clock real-time monitoring, cementing, logging, directional drilling, measurement-while-drilling, drill bits, well testing and drilling fluids. The mobilization for the first well, in a remote area, was completed on schedule and the well was spud on time.

Offshore Greenland, Schlumberger Drilling & Measurements seismicVISION* seismic-while-drilling technology was deployed on an exploration well for Cairn Energy. The technology ensured real-time streaming of the position of the bit on the seismic section for use in the Schlumberger Petrel* workflow process via InterACT* connectivity, collaboration and information technology for round-the-clock updates without additional rig time. The availability of the look-ahead vertical seismic profile image enabled Cairn to see key formation tops more than 300 m ahead of the bit with significantly higher resolution than existing 2D surface seismic. This allowed Cairn to meet their objective of removing a depth uncertainty of more than 100 m and detect the formation bottom that determined the 9 5/8-in casing setting depth.

North America

Third-quarter revenue of $1.26 billion was 13% higher sequentially and 53% higher year-on-year. Pretax operating income of $219 million was 90% higher sequentially and 693% higher year-on-year.

Sequentially, revenue growth was strongest in US land, which expanded by 22% versus a 10% rig count increase on high service intensity as well as on improved pricing and equipment utilization that benefited Well Services, Wireline and Drilling & Measurement technologies. Canada GeoMarket revenue also increased significantly as the result of the seasonal recovery in rig count. These increases were partially offset by a 52% drop in US Gulf of Mexico revenue as a consequence of the deepwater drilling moratorium.

Pretax operating margin for the Area increased 704 basis points (bps) sequentially to 17.4%. The US land margin improved 885 bps on the combination of higher activity, stronger pricing and greater equipment utilization while Canada pretax operating margin increased sharply on the post spring-break up recovery. These increases were partially offset by a 1,365 bps drop in the US Gulf of Mexico margin due to the impact of the drilling moratorium.

In the US Gulf of Mexico, Wireline Isolation Scanner* cement evaluation technology was run for Shell to verify cement quality in a well to be permanently abandoned in the Deep Alex prospect. The ability of this unique Schlumberger technology to determine casing-to-casing relative geometrical positioning in multicasing environments added further certainty to the abandonment plan and the operation is being evaluated as a potential best practice.

In Texas, Energen Resources deployed Well Services cementing and stimulation technologies including the ClearFRAC* XT polymer-free fracturing fluid as part of a 420-well campaign to rejuvenate production from their North Westbrook Unit. Production in the 40-year old field had dropped to approximately 900 bbl/d by 2005, but successful rejuvenation has increased this to a current level of 4,150 bbl/d.

In the West Texas Bone Spring/Avalon Shale play, operator Anadarko used Schlumberger Data & Consulting Services and Drilling & Measurements well placement services to drill horizontal laterals up to 3,500 ft in length, within a 10 to12-ft thick zone. In addition, the combination of cutting edge directional drilling equipment and the well placement services reduced drilling times by about 20 days for these wells.

In California, integrated Schlumberger Wireline and Well Services expertise has helped Macpherson Oil Co. improve production performance of newly fractured wells in the Pyramid Hills formation in the Round Mountain oil field. Well Services StimMAP* hydraulic fracture stimulation diagnostics provided understanding of how fractures were propagating across the formation and led to deployment of Wireline RST* reservoir saturation tool carbon-oxygen logging to determine reservoir compartmentalization. As a result of these techniques, new deeper fracture intervals and smaller perforating zones have been adopted leading to doubling of well inflow performance.

Latin America

Third-quarter revenue of $1.07 billion was 6% lower sequentially but flat with the prior year. Pretax operating income of $159 million decreased 22% sequentially and 19% year-on-year.

Sequentially, revenue in the Mexico/Central America GeoMarket decreased significantly as the combination of client budgetary constraints, poor weather conditions and continuing security issues severely impacted IPM activity. This decrease was partially offset by higher revenue from increased drilling in the Peru/Colombia/Ecuador GeoMarket, improved production on an IPM project in Colombia, increased offshore exploration activity in Brazil, and higher IPM activity and Completions equipment sales in Venezuela/Trinidad & Tobago.

Pretax operating margin fell 302 bps sequentially to 14.9% due mainly to the lower activity in Mexico/Central America and a less favorable revenue mix in Venezuela/Trinidad & Tobago.

In Venezuela, the new Testing Services Quartet high-performance reservoir testing system saved four days rig time on exploration well tests in the Gulf of Venezuela for Cardon IV, an Eni-Repsol joint venture. The new technology delivers high-resolution pressure measurements and representative fluid samples for safer and more efficient reservoir testing.

In Colombia, Well Services FlexSTONE* technology has been successfully introduced for Petrominerales in the Chiguiro block to ensure zonal isolation. The application of the technology was identified through analysis of well properties that included mechanical evaluation and microannulus mitigation. The operations have been performed, with excellent results, and the possibility exists of making the technique standard practice for this particular field.

Also in Colombia, Well Services ACTive* in-well live performance coiled-tubing technology was deployed for Ecopetrol in the Cupiagua B-2 well to monitor treatment effectiveness. Real-time temperature and pressure data enabled optimization of the Jet Blaster* scale removal tool, adjustment of nitrogen lift pumping conditions, and tracking of stimulation diverting agents. As a result of this success, further interventions with ACTive technology have been planned.

In Brazil, an extensive logging program over 12 descents was successfully completed for Shell in a deepwater well to evaluate Aptian/Albian carbonates and Paleocene clastics in the Northern Campos basin. The logging suite included exhaustive MDT* modular formation dynamics tester technology fluid samples as well as MSCT* mechanical sidewall cores with the entire operation tracked by staff from Schlumberger Data & Consulting Services stationed in the Macae real-time operations support center.

In Peru, Wireline Rt Scanner* triaxial induction technology provided Interoil with high-quality deep structural dips that allowed location and identification of faults with high precision. The latest operation using this type of data tested approximately 1,200 bbl/d with a  3/8-in choke in a relatively shallow deviated well. In addition, Rt Scanner anisotropy measurements allowed identification of low resistivity contrast zones.

In Ecuador, Schlumberger Drilling & Measurements EcoScope* multifunction logging-while-drilling technology successfully identified productive areas for Repsol in the AMO and IRO fields while reducing operating time and performing complete petrophysical evaluations. Real-time monitoring and interpretation services contributed to understanding of the results, and allowed the planning of future wells using the same technology.

In the Mexico South Region, Schlumberger Drilling & Measurements technology continued market penetration into increasingly harsher environments. In the Bricol field, SonicScope* multipole sonic-while-drilling equipment was deployed at temperatures close to 150 degC and depths greater than 21,000 ft. With the use of this technology, PEMEX can now effectively ensure the acquisition of information in complex wells in the region while greatly reducing operating time and technical risks.

Also in Mexico, Schlumberger Information Solutions (SIS) secured orders from PEMEX to provide technology and expertise to address challenges with respect to exploration, production and information management. Petrel workflow process software has been a key technology in addressing PEMEX’s exploration efforts to increase reserves in challenging environments through fracture characterization, velocity modeling and seismic quality control. SIS has developed key processes to alleviate declining production concerns at the Burgos, Jujo Teco and Activo Integral Litoral Tabasco assets.

Europe/CIS/Africa

Third-quarter revenue of $1.73 billion was flat sequentially but 3% lower year-on-year. Pretax operating income of $317 million decreased 1% sequentially and 25% year-on-year.

Sequentially, revenue grew in the West & South Africa GeoMarket primarily due to increased activity that resulted in stronger demand for Drilling & Measurements services as well as in the North Sea GeoMarket on higher exploration activity that benefited Wireline and Well Services technologies. The inclusion of the first full quarter of Geoservices activity also increased Area revenue. These increases were offset primarily by decreased activity in the North Africa GeoMarket, lower exploration activity in the Nigeria & Gulf of Guinea GeoMarket, and reduced Framo revenue.

Pretax operating margin of 18.3% was flat sequentially as a more favorable revenue mix in Russia was offset by the impact of lower activity in the North Africa and Nigeria & Gulf of Guinea GeoMarkets.

In Poland, Schlumberger completed its operations on the second Baltic Basin shale gas well for Lane Energy and partner ConocoPhillips. All Schlumberger services, which included drilling, logging and cementing operations, were completed without lost time and in full compliance with local and international standards. In addition, M-I SWACO provided the drilling fluid services. Both wells were delivered under budget and ahead of the planned drilling curves by more than 25%. Schlumberger will now be providing completion, stimulation and well testing services during the production evaluation phase of this work.

In the Turkish Black Sea, Schlumberger successfully performed a series of cementing operations for Petrobras in their deepwater exploration well. Shallow hazards such as gas hydrates, gas pockets and water flows were mitigated using DeepCRETE* low density cement in combination with GASBLOK* technology while in the deeper sections, LiteCRETE HP* advanced high-pressure lightweight cement and CemNET* lost circulation technology provided a high quality cement sheath for durable zonal isolation. In order to handle offshore logistics and slurry testing, a fully operational bulk facility and laboratory was installed at the quay side in Inebolu.

In Russia, Schlumberger has worked with Exxon Neftegas Limited to complete Sakhalin-1 wells ahead of plan, breaking 15 of Schlumberger’s earlier records. Downhole drilling assemblies consisting of Schlumberger Drilling & Measurements PowerDrive Xceed* rotary steerable systems, StethoScope*, EcoScope, Telescope* and proVISION* logging-while-drilling and measurement-while-drilling technologies have delivered consistent smooth boreholes, reducing friction and drag while providing the latest measurements in real time to optimize well productivity.

In the Vankor field in East Siberia, Schlumberger Testing started multiphase well monitoring with Vx* technology. This technology was deployed for Rosneft to acquire accurate wellhead flow-rate measurements on high gas-oil ratio wells exhibiting extremely unstable flow. After a trial of the technology, Rosneft commissioned two PhaseTester* sets for mobile tests with a third PhaseWatcher* unit permanently installed on one gathering station. Vx technology currently provides the only accurate flow information in the field.

Also in Russia, Schlumberger has signed an IPM contract with LUKOIL to drill four horizontal wells to be extensively evaluated and equipped with multistage completions in a brownfield in West Siberia. The contract award follows a joint Schlumberger and LUKOIL study to determine the economic development of the field.

Elsewhere in Russia, Verkhnechonskneftegaz, a company owned by Rosneft and TNK-BP, has awarded Schlumberger a contract through 2012 for a range of directional drilling, logging-while-drilling and cementing services. Verkhnechonskneftegaz operates one of the largest oil deposits in Eastern Siberia and has requested that a number of advanced Drilling & Measurements services including PowerDrive X5* and PowerDrive vorteX* rotary steerable systems together with Scope Family* logging-while-drilling technologies be deployed.

In Turkmenistan, the Wireline PressureXpress* reservoir pressure while logging service was used for Burren Energy (an Eni Company) to support reservoir studies through determination and multiwell comparison of hydrocarbon gradients, fluid contact levels and differential depletion in the reservoir.

In Kazakhstan, Karachaganak Petroleum Operation, a consortium between Eni, BG, Chevron and LUKOIL, used a combination of cased-hole Wireline services that included EM Pipe Scanner* electromagnetic casing inspection, PS Platform* multifinger imaging, and SCMT* slim cement mapping technologies to analyze the condition of casing behind tubing in one of their best producing wells in the giant Karachaganak field. The results provided the information needed to plan critical workover operations.

In Denmark, Schlumberger deployed the CoilFLATE* through-tubing inflatable zonal isolation packer system for MAERSK OIL in an offshore injector well on the Dan Field. Eight packers were set and retrieved successfully over a period of less than 14 days to improve stimulation treatment placement over 5 zones. MAERSK OIL currently plans to utilize the CoilFLATE system for interventions covering a number of wells before the end of the year.

In France, Vermilion Energy Inc. has awarded Schlumberger a three-year contract for the supply of fit-for-purpose ESP technologies and services covering up to 100 wells. The award focuses on optimizing production through improving pump run life in a series of brownfield assets. The notification of the award coincided with the announcement by Vermilion of a record 24-year ESP run-life for a Reda pump installed in well Lugos 15 in the Aquitaine basin in January 1986.

In Algeria, Schlumberger ACTive in-well live performance technologies with fiber-optic based real-time downhole monitoring were run with the CoilFLATE through-tubing inflatable isolation packer for Groupment Sonatrach Agip to provide temporary zonal isolation with extreme accuracy.

In Libya, Mellitah Oil and Gas B.V., an Eni North Africa and NOC joint venture, awarded Schlumberger an artificial lift contract covering provision of advanced completion systems for the Bouri field. The award covers deployment of fit-for-purpose technologies in the field, which is characterized by deep, hot and carbon-dioxide-rich natural gas production. The awards were underpinned by Mellitah adoption of Schlumberger LiftWatcher* real-time surveillance technology, which provides for enhanced run-life performance through round-the-clock monitoring.

Offshore Cameroon, advanced Wireline technologies were run in the Euroil IE-3 well to guide identification of a series of thinly bedded reservoirs. Rt Scanner triaxial induction measurements enabled calculation of true sand resistivity and determination of hydrocarbon saturation while clearly indicating resistivity anisotropies. The results showed saturations to be higher than those computed by conventional methods in many sections of the reservoir, a result validated by MDT modular formation dynamics tester data. In addition, Sonic Scanner* acoustic platform results proved essential to accurate description of formation acoustic properties expected to be of value in determining rock mechanical properties, stress profile and fracture gradient to optimize future drilling programs and improve seismic inversion.

In Nigeria, Testing Services delivered a complete set of subsea test equipment to Total for the Usan project. The equipment included the SenTREE* 7 subsea test tree, a SenTURIAN* subsea landing string electrohydraulic operating system together with the latest riser instrumentation module—all of which were successfully delivered on time.

Middle East & Asia

Third-quarter revenue of $1.40 billion was 2% higher sequentially and 14% higher year-on-year. Pretax operating income of $425 million was flat sequentially but 9% higher year-on-year.

Sequentially, revenue increased in the Qatar GeoMarket on higher exploration and development drilling activity that resulted in stronger demand for Wireline and Drilling & Measurements services. The East Asia GeoMarket revenue was higher on stronger exploration activity that benefited Wireline and Well Services technologies, while inclusion of a full quarter of Geoservices activity also contributed to the increase in Area revenue. These increases, however, were partially offset by the impact of poor weather conditions in the Pakistan GeoMarket, activity delays in the Indonesia GeoMarket, and lower Well Services product sales.

Pretax operating margin was down 84 bps sequentially to 30.3% as the more favorable exploration activity in the Qatar and East Asia GeoMarkets was insufficient to offset the impacts of start-up costs in Iraq, the activity delays in the Indonesia GeoMarket, and the lower Well Services product sales.

In Saudi Arabia, Well Services ACTive PS* in-well live performance technology has been used with the Wireline FloScan Imager* horizontal and deviated well production logging system to determine water entries in horizontal wells as a cost-effective alternative to using wireline cable inside coiled tubing.

Also in Saudi Arabia, Well Services performed the first-ever ACTive in-well live performance perforating job in a gas well using fiber-optic-enabled coiled tubing and real-time gamma-ray measurements for depth correlation. This job was also the first deployment in Saudi Arabia of the coiled-tubing e-Fire* electronic firing head system for safe activation. In addition, and to accommodate the length of the zones to be perforated, Wireline CIRP* completion insertion and removal under pressure technology was used to deploy all guns in a single run.

Elsewhere in the Middle East, Schlumberger Drilling & Measurements introduced the PowerDrive Archer* high-build-rate rotary steerable system for an independent operator and completed the first two jobs. The technology saved 2  1/2 days operating time and 600 ft of drilling in one well. In another well, dogleg severity reached 10º, and the 742-ft section was completed in 15 drilling hours. Critical to this performance was the build-up capability of the PowerDrive Archer, which enabled keeping the 12 1/4-in section vertical and only building angle below the 9 5/8-in casing shoe to 78º at the total depth of the 8 1/2-in intermediate section—so avoiding any directional drilling work in the 12 1/4-in section.

Also in the Middle East, abrasive perforation technology has been instrumental in helping place fracture-stimulation treatments in zones in deep high-pressure, high-temperature wells previously considered incapable of being fractured using conventional perforating techniques. In one such well at 170 degC, 11,000 psi and 60º deviation, a zone was first perforated conventionally but could not be subsequently fractured. A second attempt was made without success. The coiled-tubing abrasive perforation technique was then applied in the same zone, resulting in a successful break-down and fracture initiation. The success of this type of operation opens new possibilities for similar zones.

In India, Schlumberger Wireline Quicksilver Probe* focused extraction of reservoir fluid technology was used for the first time for ONGC on a deepwater well to collect uncontaminated reservoir fluid samples. The focused sampling method of the technology yielded significant rig-time savings, collecting three clean samples in less than three hours in the 12 1/4-in section of the well. The well was drilled with oil-based mud and the collection of clean formation water samples was crucial for proper formation water resistivity values. In similar formations in other wells, conventional sampling methods were not able to recover clean samples even after three hours sampling.

In Korea, Schlumberger recently completed a logging-while-drilling program in gas hydrate development offshore for the Korean National Oil Company. High-quality data were acquired in all 13 wells drilled using a number of advanced technologies that included EcoScope multifunction logging-while-drilling, geoVISION* imaging-while-drilling and sonicVISION* sonic-while-drilling services. Collaboration between Schlumberger Drilling & Measurements and Data & Consulting Services contributed to the success of the project with fast turnaround times of processed data for time-relevant decision making.

In China, PetroChina Company Limited and Schlumberger have signed a three-year agreement for Drilling & Measurements technologies. The award follows successful implementation and execution of a previous agreement that demonstrated the performance improvements possible with new Schlumberger drilling technologies that included PowerDrive Xceed rotary steerable systems and PeriScope* and EcoScope advanced logging-while-drilling services. The award was also based on the service quality delivered throughout the earlier agreement.

In Indonesia, Well Services LiteCRETE* slurry and GASBLOK gas migration control cement technologies have been deployed following a collaborative effort between Kondur technical experts and Schlumberger to resolve liner cementing challenges in a series of depleted sands in the MSAC 34-ST and MSAC 35 wells in the Kurau field. The team suspected that previous jobs in the field had suffered from crossflow that had caused channelling behind the casing leading to unsatisfactory cement isolation. The successful results of LiteCRETE and GASBLOK technologies in combination with cementing best practices on these wells has set the precedent for future Kondur operations of a similar nature.

Offshore Australia in the Bonaparte basin, Drilling & Measurements PowerDrive vorteX powered rotary steerable technology was deployed for the first time for Eni Australia to drill in formations in which verticality had been difficult to achieve. The technology successfully drilled 2,708 m in 78 hours, representing a 24% increase in performance over previous wells. Vertical deviations below 0.14º were achieved leading to casing being run without any issues. Based on this success, Eni have elected to run the technology on their next well in the project.

WesternGeco

Third-quarter revenue of $478 million increased 1% sequentially and 3% year-on-year. Pretax operating income of $40 million decreased 14% sequentially and 34% year-on-year.

Sequentially, Marine revenue grew from higher activity but was partially offset by lower Electromagnetics and Land revenue as contracts were completed. Multiclient and Data Processing revenues were flat.

Pretax operating margin decreased 145 bps sequentially to 8.3% primarily as the result of the lower Electromagnetics and Land activity.

Petrobras has awarded WesternGeco a contract for the acquisition of approximately 1,700 km2 of marine seismic data in the equatorial margin region of Brazil. Acquisition will be performed during Q4 2010 by the Explorer Class WG Tasman using Q-Marine*solid streamer technology.

BP has awarded WesternGeco a contract to acquire 6,600 km2 of marine 3D seismic in three azimuths over newly acquired concessions in North Tineh and North Damietta exploration blocks offshore Egypt. Acquisition has begun with the Geco Eagle towing twelve 6,000-m streamers with a dual acoustic source configuration. Onboard processing is being performed to speed delivery of the final processed data for interpretation while initial onshore data processing will be done at the newly expanded WesternGeco GeoSolutions Center in Heliopolis, Cairo. After each azimuth is processed, all azimuths together with legacy data will be merged for interpretation and drilling prospectivity analysis.

In the western US Gulf of Mexico, WesternGeco multiclient crews completed acquisition of the Alaminos Canyon wide-azimuth E-Octopus VIII project and began Revolution, the seismic industry’s first Dual Coil Shooting* multivessel full-azimuth acquisition survey. This technique acquires ultra-long offset, full-azimuth marine seismic data while following a circular path utilizing four source vessels with two towing streamers and all four towing sources. Enabled by the Q-Marine point-receiver seismic system, Revolution will address many of the illumination challenges associated with imaging beneath salt in the East Breaks and Garden Banks areas.

WesternGeco expanded the US Gulf of Mexico multiclient library in the quarter to include 446 Outer Continental Shelf blocks of anisotropic reverse time migration in the East Breaks E-Bear project. The third quarter also marked the completion of Phases I and II of the Mississippi Delta transition zone project. Final products included an anisotropic depth migration as well as a number of reservoir seismic products.

WesternGeco has completed acquisition of the West Loppa Phase IV multiclient 3D survey in the Barents Sea, successfully extending the 2009 West Loppa Extension survey and the West Loppa Phase III survey acquired earlier in 2010. Acquisition commenced in early August and concluded September 10, 2010. The processed fast-track data volume was delivered ahead of the published delivery date of October 1, 2010, providing the industry with the first high quality 3D seismic images of the area prior to the deadline for submission of applications in the Norwegian 21st Licensing Round on November 3, 2010.

The WG Cook, the sixth and last of the WesternGeco Explorer Class vessels was launched and began commercial operations at the end of the quarter. WesternGeco is now the operator of the largest number of advanced design vessels in the seismic industry.

Supplemental Pro Forma Financial Information

for the Acquired Smith International Businesses

(Stated in millions)

	Three Months Ended
	Sept. 30, 2010		June 30, 2010
	Revenue	Pretax Operating Income	Revenue	Pretax Operating Income

M-I SWACO	$1,140	$141	$1,156	$145

Smith Oilfield	$655	$68	$650	$85

Distribution	$548	$20	$490	$13

The above table of supplemental pro forma financial information related to the acquired Smith International businesses represents estimated results for the full second and third quarters of 2010 and is presented in order to facilitate meaningful comparisons of operating performance.

The supplemental pro forma financial information is not intended to represent or be indicative of the results that would have occurred if the merger with Smith had been consummated on July 1, 2010, nor is it intended to be indicative of future results.

Pretax operating income represents the segments’ income before taxes and noncontrolling interests. The pretax operating income excludes such items as corporate expenses and stock-based compensation costs and charges that Schlumberger does not allocate to its segments.

Amortization of intangible assets previously reported by Smith has been eliminated from the pro forma financial information above. The amortization expense associated with intangible assets recorded as a result of the merger with Schlumberger has not been allocated to the segments.

The following commentary is based on the supplemental pro forma financial information above.

M-I SWACO

Third-quarter revenue of $1.14 billion decreased 1% sequentially while pretax operating income of $141 million decreased 3% sequentially.

Sequentially, revenue was lower primarily due to the deepwater drilling moratorium in the US Gulf of Mexico partially offset by higher land-based activity in North America.

Pretax operating margin of 12.3% was flat sequentially as the impact of the deepwater drilling moratorium in the US Gulf of Mexico moderated growth.

Smith Oilfield

Third-quarter revenue of $655 million increased 1% sequentially while pretax operating income of $68 million decreased 19% sequentially.

Sequentially, revenue increased mostly due to continued growth in US land-based activity and the seasonal recovery in Canada. However, these increases were partially offset by the impact of the US Gulf of Mexico drilling moratorium.

Pretax operating margin decreased 260 bps sequentially to 10.4% primarily due to the impact of the drilling moratorium in the US Gulf of Mexico and a generally less favorable revenue mix.

Distribution

Third-quarter revenue of $548 million increased 12% sequentially while pretax operating income of $20 million increased 47% sequentially.

Sequentially, revenue increased primarily due to higher customer spending for maintenance, repair and operating supplies in the US shale markets and to the seasonal recovery in Canadian activity. Activities in support of the US Gulf of Mexico cleanup efforts also contributed to this result. These increases were partially offset by lower demand for line pipe in the US.

Pretax operating margin increased 87 bps sequentially to 3.6% primarily due to the increased business volumes but was moderated by continued price competition in North America combined with increased operating expenditures in support of higher activity levels in the US shale markets.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 105,000 people representing over 140 nationalities and working in approximately 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues of $22.70 billion in 2009. For more information, visit www.slb.com.

# # #

*	Mark of Schlumberger

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, October 22, 2010. The call is scheduled to begin at 8:00 am US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1092 within North America, or +1-612-332-0226 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until November 22, 2010 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 166349.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.slb.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Robert Bergeron – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com